Exhibit 10.8

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of June 22, 2007, and effective as of May 11, 2007 (this “Agreement”), by and between STEVEN S. MAGAMI, an individual residing in Los Angeles, California (the “Employee”), and PURE BIOFUELS CORP., a Nevada corporation (the “Company”).

WITNESSETH

WHEREAS, the Company desires to engage the Employee as the President of the Company and such other duties as shall from time to time be assigned to him in the reasonable discretion of the Board of Directors of the Company consistent with the duties of an executive officer, and the Employee desires to be so engaged, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

1.  Engagement. Subject to the terms and conditions of this Agreement, the Company hereby agrees to engage the Employee to render, and the Employee hereby agrees to render, the duties as shall from time to time be assigned to him in the reasonable discretion of the Board of Directors of the Company consistent with the duties of an executive officer. Without limiting the generality of the foregoing sentence, it is intended by the Company that the Employee will assist management in operating the business of the Company and provide his knowledge and expertise with respect thereto. The Employee further agrees to use his commercially reasonable efforts to promote the interests of the Company and to devote such business time, energies and skill to the business and affairs of the Company in accordance with the reasonable directions and orders of the Company’s management not inconsistent with this Agreement for the Employment Term of this Agreement. While the Employee is engaged by the Company, the Employee shall not, directly or indirectly, engage or participate in any business which is in competition whatsoever with the business of the Company.

2.  Term. The term of this Agreement is one year, from May 11, 2007, until May 11, 2008 (the “Employment Term”). This Agreement (unless earlier terminated pursuant to the terms set forth in Section 9 below), will be renewable automatically each year for a one year term unless terminated by giving notice to the Employee at least three (3) months prior to the expiration date above. In such case, any discussions or negotiations the Employee may elect to entertain concerning a subsequent renewal or extension of this Agreement shall not create any binding obligation on the Company unless a written employment agreement renewing or extending this Agreement beyond the aforementioned one year term has been signed by both parties.

3.  Performance of duties out of the Company. This Agreement shall not prohibit the Employee from making passive personal investments nor will it prevent the Employee from conducting private business affairs provided those activities do not interfere with the services required under this Agreement nor conflict with the interest of the Company. The expenditure of reasonable amounts of time for educational, charitable, or industry activities shall not be deemed a breach of this Agreement if those activities do not interfere with the services assigned by the Board of Directors of the Company. The parties acknowledge that the Employee is at present a Managing Director and Partner of ARC Investment Partners, LLC and an affiliate of SGM Capital, LLC.

4.  Board of Directors. The Employee may, at the discretion of the Company, during the term of this Agreement, hold a seat on the Board of Directors of the Company and other positions on management, and shall serve in such capacities as the Board shall from time to time determine.

5.  Place of Employment. The Employee’s place of services shall be Los Angeles County, California which can be changed only with the Employee’s consent.

6.  Compensation.

6.1  Base Salary.

The Company shall pay, or shall cause to be paid, to the Employee an annual base salary of One Hundred Thousand Dollars ($100,000) per year, payable in accordance with the usual practices of the Company, but not less often than twice monthly (the “Base Salary”). The Base Salary will be payable in substantially equal installments and adjusted on a prorated basis for any fraction of the year or month during which the Employee is not so engaged. Increases to the existing Base Salary package may be considered and subject to review and approval by the Board of Directors of the Company. For avoidance of doubt, Employee’s Base Salary shall be paid retroactively to February 6, 2007, the date he became a director of the Company.

6.2.  Bonus Potential. The Company shall pay the Employee a bonus in the amount of up to 150% of the earned Base Salary subject to the Company’s Board of Directors approval. This bonus shall be paid to the Employee no later than the April 30th after the calendar year to which the bonus relates.

6.3.  Benefits. The Employee will be entitled to all employee benefits that other United States corporate executives of the Company or its subsidiaries are entitled to receive, including any profit sharing plan; 401(k) plan; life, medical, dental, vision or disability group insurance plan; other insurance plan or policy; product award or discount plan; or other plan or benefit the Company may provide during the term of this Agreement (the “Benefits”) in an amount which will be not less than the most extensive benefit provisions for any United States employee of the Company. The Company will cause no delay in the effective date of benefit coverage for the Employee, except for delays, if any, imposed by the requirements of the Company’s benefit plans. The Company will reimburse the Employee for any premiums paid from the first day of employment at the Company’s offices to the date the Employee’s benefits become effective under the Company’s benefit plans. Nothing herein shall affect the Company’s ability to modify, alter, terminate or otherwise change any benefit plan it has in effect at any given time, to the extent permitted by law.

6.4.  Vacation, Holidays and Leave. The Employee will be entitled to four weeks of paid vacation, and holidays, sick leave and other leave time in accordance with the plans, policies, programs and practices in effect generally and with respect to other corporate executives of the Company in an amount no less than the most extensive such plan, policy, program or practice offered to any other United States officer of the Company.

6.5.  Expenses. The Company will reimburse the Employee for all reasonable business expenses incurred by the Employee during the term of this Agreement upon presentation by the Employee of an itemized account for such expenditures in accordance with the Company’s current expense reimbursement policies and practices. The Company will provide the Employee, at no cost to him, all reasonably necessary workplace tools to effectively carry out his duties, including, but not limited to, office space, computer hardware and software, and communications devices.

6.6.  Other. The Employee shall not receive any other compensation from the Company, its subsidiaries or affiliates or participate in or accrue or receive benefits under any of the Company’s, its subsidiaries’ or affiliates’ employee benefit programs or receive any other benefits from the Company, its subsidiaries or affiliates (including without limitation health, disability, life insurance, retirement, pension and profit sharing benefits). The Employee shall comply with all applicable United States and foreign, federal, state and local income taxes in connection with any compensation payments in connection with this Agreement.

7.  Stock Options. The Company has granted to the Employee options to purchase 1,750,000 shares of the Company’s common stock at an exercise price equal to $0.98, the fair market value of the shares on the date of grant. The options shall be governed by the terms of the Company’s Nonstatutory Stock Option Agreement substantially in the form attached hereto as Exhibit A of this Agreement and the Pure Biofuels Corp. Stock Incentive Plan (the “Stock Incentive Plan”).

8.  Pre-Financing Compensation. The Employee agrees to defer any and all cash compensation until the Company has closed its anticipated near-term financing of at least $4.0 million other than $500 per week. The Company agrees to pay all accrued cash compensation at the time of the financing from the proceeds provided that the Employee is employed by the Company on the date of closing of such financing.

9.  Termination

9.1  Termination by the Company for “Cause”. The Company may terminate the Employee’s services with the Company for Cause, which means to a termination for any of the following reasons: (i) the Employee’s failure or refusal to perform the Employee’s duties within the scope of this Agreement other than any such failure resulting from the Employee’s incapacity due to physical or mental illness except after written notice of the same and the Employee’s failure to cure the problem within a reasonable time after such notice; (ii) the Employee’s conviction of, or entry of a plea of no contest to, a felony involving fraud, embezzlement or financial improprieties, or any lesser crime involving the property of the Company or its customers including, but not limited to fraud, or embezzlement or other misappropriation of property belonging to the Company or its customers; (iii) any intentional violation by the Employee of governmental laws or regulations applicable to the Company’s business which has a materially adverse effect on the business or reputation of the Company; and (iv) Employee's pursuit of activities that are materially contrary to the best interests of the Company, and which are reasonably likely to result in material harm to the Company. In the event the Company terminates the Employee’s services for Cause, the Company shall by the date service of the Employee is terminated pay to the Employee any accrued but unpaid Base Salary, reimbursable business expenses, and any other vested benefit due under this Agreement or pursuant to applicable law through the date service of the Employee is terminated. The Company shall thereafter have no other obligation to pay the Employee further compensation of any kind, including, but not limited to, severance compensation in any form.

9.2. Termination by the Employee. In the event the Employee terminates his services for any reason, the Company shall by the termination date, or such later date permitted by applicable law, pay to the Employee any accrued but unpaid Base Salary, reimbursable business expenses, and any other vested benefit due under this Agreement or pursuant to applicable law. The Company shall thereafter have no obligation to pay the Employee further compensation of any kind, including, but not limited to, severance compensation in any form.

10.  Disability and Death.

10.1  Termination due to Employee’s Permanent Disability. To the extent permissible under applicable law, in the event the Employee becomes permanently disabled during employment with the Company, the Company may terminate Employee’s employment under this Agreement by giving thirty (30) days notice to the Employee of its intent to terminate Employee’s employment, and unless the Employee resumes performance of the duties set forth in Section 1 within five (5) days of the date of the notice and continues performance for the remainder of the notice period, Employee’s employment shall terminate at the end of the thirty (30) day period. The Employee will not be entitled to and shall not receive any compensation or benefits of any type following the effective date of termination, except for any accrued but unpaid salary, bonuses, or reimbursable business expenses. "Permanently disabled" for the purposes of this Agreement means the inability, due to physical or mental ill health, to perform the essential functions of Employee’s job, with or without a reasonable accommodation, for ninety (90) days during any one employment year irrespective of whether such days are consecutive.

10.2   Termination Due To Employee’s Death. Employee’s employment under this Agreement will terminate immediately upon the Employee’s death and the Company shall not have any further liability or obligation to the Employee, his executors, heirs, assigns or any other person claiming under or through his estate, except that Employee’s estate shall receive any accrued but unpaid salary or bonuses.

11.  Merger, Consolidation or Acquisition. This Agreement shall not be terminated by any voluntary or involuntary modification in the ownership of the Company’s capital stock or modification of the Company’s corporate structure. In the event that of any merger or consolidation or transfer of assets of the Company or any of its subsidiaries, the Company’s obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of the assets of the Company or the Company’s subsidiaries.

12.  Change of Control. In the event of a “change of control”, as defined in the Stock Incentive Plan, the Employee is entitled to 100% acceleration of unvested stock options.

13.  Termination without Cause. If the Company terminates the Employee without Cause other than due to death, permanent disability or nonrenewal of this Agreement after the Employment Term, the Employee shall receive (i) accrued but unpaid Base Salary and bonus pursuant to Section 6.2, and reimbursable business expenses, upon termination of this Agreement; and (ii) payment equivalent to Base Salary for one year (the “Severance Payment”), which shall be paid out as if Employee’s employment had continued during the one year severance period. The Employee shall not be entitled to any Severance Payment unless (i) Employee complies with all surviving provisions of any non-competition agreement, non-solicitation agreement, confidentiality agreement or invention assignment agreement signed by Employee, and (ii) Employee executes and delivers to the Company after a notice of termination a release in form and substance acceptable to the Company by which the Employee releases the Company from any obligations and liabilities of any type whatsoever under this Agreement, except for the Company's obligations with respect to the Severance Payment, which release shall not affect the Employee’s right to indemnification, if any, for actions taken within the scope of his employment. Notwithstanding anything herein, no Severance Payment shall be paid or otherwise provided until all applicable revocation periods have fully expired, and the mutual release becomes fully and finally enforceable. The parties hereto acknowledge that the Severance Payment to be provided under this Section is to be provided in part in consideration for the above-specified release.

14.  Confidentiality.

14.1   The Employee agrees that all Confidential Information that comes or has come into the Employee’s possession by reason of this Agreement or his employment with the Company is the property of the Company and shall not be used except for the Company’s exclusive benefit. Further, the Employee shall not, during the Employment Term of this Agreement, or thereafter until such Confidential Information is or becomes public (other than through an unauthorized disclosure of such Confidential Information by Employee or any other employee of the Company), disclose or acknowledge the content of any Confidential Information to any person who is not an employee or a consultant of the Company authorized to possess such Confidential Information. Upon termination of this Agreement, the Employee shall deliver to the Company all documents, writings, electronic storage devices, and other tangible things containing any Confidential Information and the Employee shall not make or retain copies, excerpts, or notes of such Confidential Information.

14.2   For purposes of this Section, “Confidential Information” shall mean all proprietary and other information relating to the business and operations of the Company, subsidiaries and its affiliates, which has not been specifically designated for release to the public by an authorized representative of the Company, subsidiaries or any of its affiliates, including, but not limited to the following: (i) information, observations, procedures, models and data concerning the business or affairs of the Company, subsidiaries or any of its affiliates; (ii) products or services; (iii) costs and pricing structures; (iv) marketing plans or analyses; (v) drawings, photographs and reports; (vi) computer software, including operating systems, applications and program listings; (vii) flow charts, manuals and documentation; (viii) data bases; (ix) accounting and business methods; (x) inventions, devices, new developments, methods and processes, whether patentable or un-patentable and whether or not reduced to practice; (xi) customers, vendors, suppliers and customer, vendor and supplier lists; (xii) other copyrightable works; (xiii) all production methods, processes, technology and trade secrets and (xiv) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Employee proposes to disclose or use such information.

15.  Non-solicitation / Non-disparagement. In the event of the termination of this Agreement for any reason, the Employee shall not, for a period of one year thereafter, directly or indirectly: (i) solicit, induce or encourage any employee or consultant of the Company to terminate his or her employment or consulting agreement with the Company; (ii) make any disparaging public statement concerning the Company; or (iii) use the Company’s Confidential Information to induce, attempt to induce or knowingly encourage any Customer (as defined below) of the Company to divert any business or income from the Company, or to stop or alter the manner in which they are then doing business with the Company. The term “Customer” with respect to the Company shall mean any individual or business firm that is, or within the prior twenty-four (24) months was, a customer or client of the Company, or whose business was actively solicited by the Company at any time, regardless of whether such Customer was generated, in whole or in part, by the Employee efforts.

16.  Breach by the Employee. Both parties recognize that the services to be rendered under this Agreement by the Employee are special, unique and extraordinary in character, and that in the event of a breach by the Employee of the material terms and conditions of Section 14 and Section 15 of this Agreement, the Company and its affiliates shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of such Sections, or to enforce the specific performance thereof by the Employee. Without limiting the generality of the foregoing, the parties acknowledge that a breach by the Employee of his material obligations under Section 14 and Section 15 of this Agreement could Cause the Company, subsidiaries and/or its affiliates irreparable harm for which no adequate remedy at law would be available in respect thereof and that therefore upon proof of the same the Company, subsidiaries and/or its affiliates would be entitled to seek injunctive relief with respect thereto, as well as to seek reasonable attorneys’ fees and other costs it incurred in its efforts to obtain enforcement of the Agreement.

17.  Conflicting Agreements. The Employee hereby represents and warrants to the Company that (i) neither the execution of this Agreement by the Employee nor the performance by the Employee of any of his obligations or duties under this Agreement will conflict with or violate or constitute a breach of the terms of any employment or other agreement to which the Employee is a party or by which the Employee is bound, and (ii) the Employee is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement or to perform any of his obligations or duties under this Agreement. The Employee agrees to indemnify and hold harmless the Company for any liability the Company may incur as the result of the existence of any such obligations, duties or agreements.

18.  Further Assurances. The Employee hereby agrees to execute and deliver such agreements, certificates or other documents as may be reasonably requested by the Company which may be necessary or are required under this Agreement.

19.  Miscellaneous.

19.1  Arbitration. Any and all disputes or controversies arising out of or relating to this Agreement, other than injunctive relief pursuant to Section 16, shall be resolved by arbitration at the American Arbitration Association at its Los Angeles offices before one arbitrator (mutually selected by the Company and the Employee or, if the Company and Employee cannot agree on one arbitrator, then as selected under the rules of the American Arbitration Association) under the then existing commercial rules and regulations of the American Arbitration Association. The parties agree that in any such arbitration, the arbitrator shall not have the power to reform or modify this Agreement in any way and to that extent their powers are so limited. The determination of the arbitrator shall be final and binding on the parties hereto and judgment on it may be entered in any court of competent jurisdiction. Except as required by law, neither the Company nor the Employee shall issue any press release or make any statement which is reasonably foreseeable to become public with respect to any arbitration or dispute between the parties without receiving the prior written consent of the other party to the content of such press release or statement.

19.2  Successors; Binding Agreement. This Agreement and all rights of the Employee hereunder shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, that the duties of the Employee hereunder are personal to the Employee and may not be delegated or assigned by him.

19.3  Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, by facsimile or other electronic transmission (with confirmation) or by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	If to the Company, one copy to:

Pure Biofuels Corp.
9440 Little Santa Monica Blvd., Suite 401
Beverly Hills, CA 90210
Attention: Luis Goyzueta

with a simultaneous copy to (which copy shall
not be deemed notice):

DLA Piper US LLP
1251 Avenue of the Americas
New York, New York 10020-1104
Fax: (212) 884-8466
Attention: Daniel I. Goldberg, Esq.

(ii)	If to the Employee, one copy to:

Steven S. Magami
ARC Investment Partners, LLC
9440 Little Santa Monica Blvd., Suite 401
Beverly Hills, CA 90210
Fax: (310) 402-5947

with a simultaneous copy to (which copy shall
not be deemed notice):

Brownstein Hyatt & Farber, P.C.
410 Seventeenth Street, Twenty-Second Floor
Denver, CO 80202-4437
Fax: (303) 223-0934
Attention: Adam Agron

19.4  Governing Law. This Agreement shall be governed by and in accordance with the laws of the State of California without regard to conflict of law rules thereof.

19.5  Amendment; Waivers. This Agreement may only be amended by written agreement, signed by the parties. The waiver of either party hereto of any right hereunder or of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

19.6  Validity; Legal Fees. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration or scope, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law. Except as expressly provided herein, each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.

19.7  Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, the Employee or representative of either party in respect of said subject matter.

19.8  Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 19.8 are in addition to the survivorship provisions of any other section to this Agreement.

19.9  Headings Descriptive. The headings of the several paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

19.10  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

20.  Section 409A. Notwithstanding anything in this Agreement to the contrary, if the Employee is a “specified employee” as described in Internal Revenue Code section 409A and the Treasury Regulations thereunder (“Section 409A”) and as determined by the Company in accordance with its procedures, by which determination the Employee is bound, any amount to which the Employee would otherwise be entitled during the first six months following the Employee’s separation from service that constitutes nonqualified deferred compensation within the meaning of Section 409A and that is therefore not exempt from Section 409A as involuntary separation pay or a short-term deferral, will be accumulated and paid without interest on the first business day of the seventh month following the date of the Employee’s separation from service. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A.

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IN WITNESS WHEREOF, the parties have caused this Employment Agreement to be executed as of the day and year first above written.

PURE BIOFUELS CORP.

By:	/s/ Luis Goyzueta
Name: Luis Goyzueta
Title: Chief Executive Officer

STEVEN S. MAGAMI

/s/ Steven Magami

Signature page to the Employment Agreement between Pure Biofuels Corp. and Steven Magami